                                                                    EXHIBIT 21.1


                         Subsidiaries of Amedisys, Inc.

1.   Amedisys Specialized Medical Services, Inc.
2.   Amedisys Surgery Centers, L.C.
3.   Alliance Home Health, Inc.
4.   Amedisys Management Services Organization, Inc.
5.   Amedisys Alternate-Site Infusion Therapy Services, Inc.
6.   Amedisys Durable Medical Equipment, Inc.
7.   Amedisys Physician Services, Inc.
8.   MedAmerica Inc. of Texas
9.   MedAmerica, Inc.
10.  Quality Home Health Care, Inc.
11.  Home Health of Alexandria, Inc.
12.  Hammond Surgical Care Center, L.C.
13.  Infusion Care Solutions, Inc.
14.  PRN, Inc.
15.  Amedisys Home Health Inc. of Texas
16.  Amedisys Home Health, Inc.